EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-82224, 333-119144 and 333-131506) pertaining to the National Medical Health Card Systems, Inc. and Subsidiaries 1999 Stock Option Plan of our reports dated September 12, 2006, with respect to National Medical Health Card Systems, Inc. and Subsidiaries consolidated financial statements and schedules, National Medical Health Card Systems, Inc. and Subsidiaries management assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of National Medical Health Card Systems, Inc. and Subsidiaries included in its Annual Report (Form 10-K) for the year ended June 30, 2006.

/s/ Ernst & Young LLP

Melville, New York

September 13, 2006